EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Elena M. Younger, Marketing/Public Relations Spartan Chassis, Inc. (517) 543-6400 x111	Jeff Lambert, Ryan McGrath Lambert, Edwards & Associates (616) 233-0500

SPARTAN CHASSIS REPORTS RECORD FIRE TRUCK ORDERS IN 2005

CHARLOTTE, Michigan, January 10, 2006 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (NASDAQ: SPAR), today reported record orders of its fire truck chassis for both the year and fourth quarter ended December 31, 2005.

Spartan Chassis secured 808 new orders for fire truck chassis in 2005, a 39.8 percent increase over orders secured in 2004, including 221 new orders for fire truck chassis during the fourth quarter of 2005. Spartan Chassis also reported its total backlog, including chassis for recreational vehicles (RVs), fire trucks and military vehicles, was at approximately $96.9 million as of December 31, 2005, a 57.3 percent increase over its backlog of approximately $61.6 million at the end of 2004. Spartan Chassis anticipates filling all of its current backlog orders by December 31, 2006.

"Our strategic partnerships with fire apparatus builders and dealers in North America, and their recognition of our long-term commitment to the fire rescue industry, allowed us to expand our market share for fire truck chassis over the year," said Richard Schalter, president of Spartan Chassis. "We also gained market share because of increased federal funding to emergency-rescue services.

"Moving into 2006, we expect continued growth based on our focus of delivering innovative, premium custom vehicles for niche markets at a competitive price. Additionally, we expect increased market share due to a growing demand for command vehicles in the emergency-rescue market, and possible new opportunities stemming from our joint military project with Force Protection, Inc."

About Spartan Chassis:
Spartan Chassis, Inc. (www.spartanchassis.com) operates under Spartan Motors, Inc. and is a leading developer and manufacturer of custom chassis for recreational vehicles, fire rescue and military defense vehicles. Spartan Motors has a reputation for high quality, value, service and being the first to market with innovative products. Spartan Motors is publicly traded in the NASDAQ Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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